Exhibit 99.1

Company Press Release

Thursday March 11, 2010 8:00 a.m.

Advant-e Corporation Announces Financial Results for 2009

Company Reports Record Net Income in 2009

Net Income in 2009 Increased by 12% Despite 2% Decrease in Revenue Compared to Prior Year

Revenue in 2009 for Internet-based EDI Services Increased; Software Revenue Decreased

DAYTON, Ohio, Thursday March 11, 2010 — Advant-e Corporation (OTC Bulletin Board: ADVC), today announced financial and operating results for 2009. The Company provides Internet-based Electronic Data Interchange services through Edict Systems, Inc. and sells electronic document management software and services through Merkur Group, Inc. Edict Systems and Merkur Group are wholly owned subsidiaries of Advant-e Corporation.

The Company reported revenue in 2009 of $8,649,199, a 2% decrease compared to revenue of $8,869,169 in 2008. The decrease is attributable to a significant decline in revenue from our Merkur Group subsidiary from $2,134,193 in 2008 to $1,505,974 in 2009. This decline was partially offset by the increase in revenue for Edict Systems from $6,734,976 in 2008 to $7,143,225 in 2009. Revenue for Edict Systems increased by $408,249, or 6%, while revenue from Merkur Group decreased by $628,219, or 29%.

The Company reported record net income for 2009 of $1,194,802, or $.018 per share, compared to $1,063,790, or $.016 per share, in 2008. Net income in 2009 increased 12% compared to 2008. Earnings per share for 2009 and 2008 reflect the increased number of outstanding shares that resulted from the ten for one stock split in the fourth quarter of 2009.

Highlights of 2009 financial and operating results include:

•

Edict Systems Revenue Increased for the Ninth Consecutive Year – Revenue for Edict Systems increased across all major product and service categories in 2009 compared to 2008 with the exception of AutomotiveEC, which declined due to the overall weakness in the automotive sector. Revenue from EnterpriseEC®, a hosted integration service, increased by 15%, from $1,175,178 in 2008 to $1,351,233 in 2009.

•	Net Income Exceeded $1 million for Third Consecutive Year – The Company in 2009 reported a net profit for the seventh consecutive year.

•

Merkur Group Net Income increased by 47% – Despite a significant decline in revenue for Merkur Group, net Income increased by 47% to $177,459 in 2009 from $121,048 in 2008. The increase was due to the Company’s efforts to control costs and operating expenses.

•

Special Cash Dividend – In 2009 the Company announced a special cash dividend of $0.03 per share totaling $2,001,678, to be paid in three installments of $.01 per share. The first installment was paid in December of 2009. Two additional installments of $.01 per share each are scheduled to be paid in June of 2010 and December of 2010.

•	Strong Cash Position at Year-end – Cash and cash equivalents of $2,713,996 provide a solid foundation for growth and meeting financial obligations in 2010 and beyond.

•	No Outstanding Bank or Other Long-Term Debt – The Company continues to maintain an unused $1.5 million bank line of credit.

Mr. Jason K. Wadzinski, Chairman and CEO of Advant-e stated, “2009 was another challenging year for Advant-e with a significant reduction in software revenue from Merkur Group. Customers in the automotive industry were hit very hard by the economic downturn, and accordingly, revenue from our automotive sector declined for the first year since we entered the industry in 2004. We were successful, however, in planning for the slow economy in 2009 as we reduced our selling, general and administrative expenses sufficiently to report a record net income.”

“I continue to be positive about our prospects going forward and our ability to produce acceptable financial results under the current adverse economic conditions. We continue to pursue new industries that would benefit from our services and have been making inroads into the health care market. Merkur Group is expanding product offerings and recently introduced an automated remittance advice solution for its PeopleSoft integration. Edict and Merkur personnel have been working together to combine product offerings into a certified SaaS EDI solution for the PeopleSoft market.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc., is a provider of internet-based Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The Company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008

	2009	2008
Assets
Current assets:
Cash and cash equivalents	$2,713,996	2,090,005
Short-term investments	—	232,721
Accounts receivable, net	634,055	699,095
Prepaid software maintenance costs	162,507	156,027
Prepaid expenses and deposits	75,519	74,361
Prepaid income taxes	39,798	16,837
Deferred income taxes	139,144	152,156

Total current assets	3,765,019	3,421,202
Software development costs, net	149,956	112,453
Property and equipment, net	312,821	434,645
Goodwill	1,474,615	1,474,615
Other intangible assets, net	329,220	413,932

Total assets	$6,031,631	5,856,847

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$115,546	207,374
Dividends payable	1,334,452	—
Accrued salaries and other expenses	146,699	283,360
Deferred revenue	582,298	583,677

Total current liabilities	2,178,995	1,074,411
Deferred income taxes	261,024	335,663

Total liabilities	2,440,019	1,410,074

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized, 66,951,010 shares issued, and 66,722,590 shares outstanding at December 31, 2009; 20,000,000 shares authorized, 6,738,261 shares issued and 6,713,919 shares outstanding at December 31, 2008	66,951	6,738
Paid-in capital	1,964,221	2,020,206
Retained earnings	1,588,632	2,455,764
Treasury stock, at cost, 228,420 shares at December 31, 2009 and 24,342 at December 31, 2008	(28,192)	(35,935)

Total shareholders’ equity	3,591,612	4,446,773

Total liabilities and shareholders’ equity	$6,031,631	5,856,847

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2009 and 2008

	2009	2008
Revenue	$8,649,199	8,869,169
Cost of revenue	3,561,780	3,476,670

Gross margin	5,087,419	5,392,499
Marketing, general and administrative expenses	3,294,187	3,705,542

Operating income	1,793,232	1,686,957
Other income (expense), net	5,007	(30,701)

Income before income taxes	1,798,239	1,656,256
Income tax expense	603,437	592,466

Net income	$1,194,802	1,063,790

Earnings per share – basic and diluted	$0.018	0.016

Weighted average shares outstanding – basic and diluted	66,869,669	67,857,940

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities:
Net income	$1,194,802	1,063,790
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	257,340	284,097
Amortization of software development costs	81,784	81,785
Amortization of other intangible assets	84,712	84,712
Deferred income taxes	(61,627)	(65,294)
Purchases of trading securities	(99,922)	(264,182)
Proceeds from sale of trading securities	327,193	258,457
Net realized (gain) loss on sales of securities	(34,546)	952
Net unrealized loss on trading securities	39,996	64,203
Increase (decrease) in cash arising from changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	65,040	106,146
Prepaid software maintenance costs	(6,480)	27,591
Prepaid expenses and deposits	(1,158)	(5,431)
Prepaid income taxes	(22,961)	(16,837)
Accounts payable	(91,828)	(4,364)
Accrued salaries and other expenses	(136,661)	10,150
Income taxes payable	—	(136,947)
Deferred revenue	(1,379)	(61,416)

Net cash flows from operating activities	1,594,305	1,427,412

Cash flows from investing activities:
Purchases of property and equipment	(135,516)	(285,084)
Software development costs	(119,287)	—

Net cash flows from investing activities	(254,803)	(285,084)

Cash flows from financing activities:
Purchase of treasury shares	(48,285)	(151,066)
Dividends paid	(667,226)	(940,704)

Net cash flows from financing activities	(715,511)	(1,091,770)

Net increase in cash and cash equivalents	623,991	50,558
Cash and cash equivalents, beginning of year	2,090,005	2,039,447

Cash and cash equivalents, end of year	$2,713,996	$2,090,005

Supplemental disclosures of cash flow items:
Income taxes paid	$688,024	810,279
Non cash transactions:
Retirement of shares	$56,028	190,131
Dividends declared in 2009 and payable in 2010	$1,334,452	—

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.